EXHIBIT 99
NEWS RELEASE
For Immediate Release
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
info@americanecology.com     www.americanecology.com
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                           AMERICAN ECOLOGY ANNOUNCES
                       $0.15 PER SHARE QUARTERLY DIVIDEND

               MANAGEMENT REAFFIRMS 2005 OPERATING INCOME GUIDANCE

     BOISE, IDAHO, MAY 26, 2005 -The Board of Directors of American Ecology Corporation [NASDAQ:ECOL] today announced that it has declared a $0.15 per common share quarterly dividend for stockholders of record on July 1, 2005. The Company will pay the declared quarterly dividend on July 15, 2005.

     "Management and the Board of Directors are confident that American Ecology can deliver sustained earnings and pay a quarterly dividend going forward," said Steve Romano, American Ecology Chief Executive Officer and Member of the Board. Romano added, "The Company's free cash flow is sufficient to fund the dividend while also funding all currently planned capital projects and ongoing growth initiatives."

     The Company intends that shareholders of record October 3, 2005 and January 2, 2006 will also receive a $0.15 per share dividend. In October 2004, the Company paid an annual dividend of $0.25 per share.

     Management also reaffirmed the Company's previous outlook for 2005 of 15% growth in annual 2005 operating income over its full year 2004 results.

     "This significant increase in the annualized dividend rate demonstrates confidence in American Ecology's ability to deliver the projected 15% growth in operating income," Romano concluded.

     On May 25, 2005 the Company reported 17,520,622 common shares outstanding. The Company estimates that approximately $2.6 million in cash will be paid out for the declared quarterly dividend. At March 31, 2005 the Company reported $13.1 million in cash and short-term investments on hand.

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical


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facilities.  Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

     This press release contains forward-looking statements that are based on management's current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve the projected 15% annual growth in operating income, successfully implement its growth plan or declare or pay future quarterly dividends. While the Company intends to pay quarterly dividends, payment of any future dividend is contingent upon the Company's continued compliance with all terms and conditions of the Amended and Restated Credit Agreement with its primary bank. No assurance can be given that the Company will continue to comply with this Agreement in order to pay such dividends in future periods. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

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